Exhibit 107

Filing Fee Table

           F-1

(Form Type)

                Prestige Wealth Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees Previously Paid	Equity	Ordinary shares, par value $0.001 per share (3)	Rule 457(a)	2,300,000	$5.00	$11,500,000	0.0001102	$1,267.30
	Equity	Underwriter’s Warrants (4)	Rule 457(g)	–	–	–	–	–
Fees Previously Paid	Equity	Ordinary shares underlying underwriters’ warrants	Rule 457(a)	161,000	$6.00	$966,000	0.0001102	$106.45
	Total Offering Amounts					$12,466,000		$1,373.75
	Total Fees Previously Paid							$1,373.75
	Total Fee Offset							$1,373.75
	Net Fee Due							$0

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to 300,000 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.